Exhibit 10.4

Prudential Financial, Inc.

Restricted Units (or Restricted Stock Units)

Grant Acceptance Agreement

(for executives subject to the reporting requirements under Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended)

You have been granted XXX restricted units (the “Restricted Units”) over shares of Prudential Financial, Inc. common stock, par value $0.01 per share (“Common Stock”), on January 18, 2008 (“Grant Date”). Each Restricted Unit represents the right to receive one share of Common Stock in accordance with the terms and subject to the conditions and restrictions set forth in this Grant Acceptance Agreement (this “Agreement”) and the Prudential Financial, Inc. Omnibus Incentive Plan (the “Plan”) (capitalized terms used but not defined herein have the meanings given such terms in the Plan).

This Agreement is subject to the terms, conditions and restrictions contained in the Plan. Except as specified otherwise, this Agreement is not a substitute for the official Plan document, which governs the operation of the Plan. Also, this is not a stock certificate or negotiable instrument.

The benefits provided by this Agreement and the Restricted Units will be determined pursuant to, and are governed by, the provisions of the Plan document and this Agreement, including any decisions of the committee designated under the Plan by Prudential Financial, Inc. (“Prudential”) Board of Directors (the “Compensation Committee” or the “Committee”). Except as specifically stated otherwise in this Agreement, if there is any discrepancy between the information in this Agreement and the Plan document, or if there is a conflict between information discussed by anyone acting on behalf of Prudential and the actual Plan document, the Plan document, as interpreted by the Committee (or its delegate), in its sole discretion, will always govern.

1.	Restricted Period

Subject to the terms and conditions of this Agreement and the Plan, the restricted period (the “Restricted Period”) applicable to the Restricted Units will begin on the Grant Date and will end on the dates set forth below (each a “Payment Date”) as to that percentage of the Restricted Units subject to this Agreement set forth opposite each such date:

RESTRICTED UNITS VESTING SCHEDULE

Date	Percentage
Prior to January 18, 2010	0%
January 18, 2010	67%
January 18, 2011	33%

2.	Settlement of Restricted Units

Subject to the terms, conditions and restrictions of the Plan and this Agreement, if you are actively employed by Prudential or any of its direct or indirect subsidiaries (collectively, the “Company Group”) as of a Payment Date, you will receive a number of shares of Common Stock corresponding to the vested percentage of Restricted Units on such Payment Date or as soon as administratively practicable (but not later than 90 days) thereafter, except as otherwise provided in this Agreement or the Plan.

3.	No Rights as a Shareholder; Dividend Equivalents

You, as a Participant, shall not have any right to vote on any matter submitted to Prudential’s stockholders until such time as the Common Stock (if any) attributable to the Restricted Units has been issued to you. You shall be eligible to receive Dividend Equivalents on the Restricted Units based on any regular cash dividends declared on Common Stock from the Grant Date until the Payment Date (or until the date of forfeiture, if sooner). Any such Dividend Equivalents shall be paid in cash as soon as administratively practicable after such cash dividends are paid to Common Stock holders, unless determined otherwise by the Committee in its sole discretion. The Dividend Equivalents payable hereunder shall be treated as separate payments from the underlying Restricted Units for purposes of Section 409A of the Code.

4.	Taxes

Prudential (or, if appropriate, any other member of the Company Group) shall have the right to deduct and report taxes (federal, state, local or foreign taxes, including social insurance taxes) or other obligations required to be withheld by law prior to distributions made to you. Prudential (or, if appropriate, any other member of the Company Group) also shall have the right to require you to remit to Prudential (or, if appropriate, any other member of the Company Group) an amount necessary to satisfy any such taxes or other obligations. Upon vesting of the Restricted Units, Prudential (or, if appropriate, any other member of the Company Group) shall withhold, either through payroll, through the withholding of sufficient shares of Common Stock or otherwise, to satisfy any such tax withholding requirements as may be required by applicable law.

5.	Governing Law

The validity, construction and effect of this Agreement and the Plan shall be determined in accordance with the laws of the State of New Jersey without regard to principles of conflict of laws.

6.	Terms and Restrictions Upon Death, Disability and Other Termination of Employment

(a)	Notwithstanding any provisions of the Plan to the contrary, you agree that all outstanding Restricted Units shall automatically be forfeited and cancelled upon the termination, for any reason, of your employment with any member of the Company Group, and no shares of Common Stock may thereafter be issued with respect to the Restricted Units, except as follows:

(1)	Death. In the event your employment with any member of the Company Group terminates by reason of death prior to the Payment Date, your estate will receive shares of Common Stock equal to the number of Restricted Units then outstanding upon your death or as soon as administratively practicable (but not later than 90 days) thereafter.

(2)

Disability. In the event your employment with any member of the Company Group terminates by reason of Disability prior to the Payment Date, you (or, if you subsequently die before delivery of shares of Common Stock, your estate) will receive shares of Common Stock equal to the number of Restricted Units then outstanding upon the date of such termination (or death) or as soon as administratively practicable (but not later than 90 days) thereafter.

(3)	Any Other Reason. In the event (i) your employment with any member of the Company Group terminates for any reason other than one described in Subsections 6(a)(1) and (2) above, or Subsection 6(b) and (c) below, and (ii) you execute and submit by the date specified by Prudential, and do not later revoke, a separation agreement and/or release in a form and with terms and conditions (including, but not limited to, non-solicitation of employees and business of the Company Group) satisfactory to Prudential (hereafter referred to as the “Release”), you (or, if you subsequently die before delivery of shares of Common Stock, your estate) will receive a number of shares of Common Stock equal to the number of outstanding Restricted Units remaining as of the date of such termination of employment multiplied by a fraction, the numerator of which is the number of full months that have elapsed beginning with the Grant Date and ending with the date of such termination of employment and the denominator of which is 36 (a partial month worked shall be counted as a full month if you were an active employee of the Company Group for 15 days or more in that month), upon the date of such termination of employment or as soon as administratively practicable (but not later than 90 days) thereafter. If this results in a fractional share, the number of Restricted Units will be rounded to the next higher integer. The remaining balance of the number of Restricted Units shall be immediately forfeited and cancelled.

(b)	For Cause. In the event your employment is terminated by any member of the Company Group for Cause, any outstanding Restricted Units shall be immediately forfeited and cancelled upon such termination, and the Committee may require that you disgorge any payment, profit, gain or other benefit (including, but not limited to, any dividends or Dividend Equivalents) in respect of the Restricted Units or any prior restricted unit or performance share awards received within a period of twelve (12) months prior to your termination of employment for Cause. For purposes of this Subsection 6(b), in the event your employment is terminated by any member of the Company Group for Cause, the provisions of this Subsection 6(b) will apply notwithstanding any assertion (by you or otherwise) of a termination of employment for any other reason enumerated under this Section 6.

(c)	Voluntary Resignation. In the event you voluntarily resign from your employment with any member of the Company Group (regardless of whether you qualify for Approved Retirement), any outstanding Restricted Units shall be immediately forfeited and cancelled. Notwithstanding the preceding sentence to the contrary, if you resign from your employment with any member of the Company Group after January 18, 2010 on a specific date approved and accepted by the Committee and you qualify for Approved Retirement, the Committee may, in its sole discretion, accelerate the vesting of the remaining outstanding Restricted Units.

7.	Covenant Not to Solicit; Other Terms and Restrictions

(a)

Restrictions During Employment. You agree that during your employment with any member of the Company Group, you shall not, other than on behalf of any member of the Company Group, or as may otherwise be required in connection with the performance of your duties on behalf of any member of the Company Group, solicit or induce, either directly or indirectly, or take any action to assist any entity, either directly or indirectly, in soliciting or inducing any employee of the Company Group (other than your administrative assistant) to leave the employ of the Company Group (“Induce Departures”).

(b)	Post-Employment Restrictions. You agree that you shall comply with the following restrictive covenant following the termination of your employment with any member of the Company Group:

Non-solicitation. Until the end of the last Restricted Period or, if later, the end of one year after the termination of your employment with any member of the Company Group for any reason, you shall not Induce Departures or hire or employ, or assist in the hire or employment of, either directly or indirectly, any individual (other than your administrative assistant) whose employment by the Company Group ended within sixty (60) days preceding that individual’s hire or employment by you or your successor employer.

(c)	Restrictions Separable and Divisible. You hereby acknowledge that you understand the restrictions imposed upon you by Subsections 7(a) and (b) of this Agreement. Subsections 7(a) and (b) of this Agreement will only be enforced to the extent not contrary to applicable law. You and Prudential understand and intend that each such restriction agreed to by you will be construed as separable and divisible from every other restriction, and that the unenforceability, in whole or in part, of any restriction will not affect the enforceability of the remaining restrictions and that one or more of all of such restrictions may be enforced in whole or in part as the circumstances warrant. Prudential may waive any of these restrictions or any breach in circumstances that it determines, in its sole discretion, do not adversely affect its interests, but only in a writing signed by its Senior Vice President, Corporate Human Resources (or the successor to his or her human resource responsibilities), or his or her delegate. No waiver of any one breach of the restrictions contained herein will be deemed a waiver of any other breach.

(d)

Remedies. You agree that the restrictions in Subsections 7(a) and (b) of this Agreement are fair, reasonable and necessary, and are reasonably required for the protection of Prudential and any other member of the Company Group. You also agree and acknowledge that the amount of damages that would derive from the breach of these restrictions is not readily ascertainable and that the restrictions contained herein are a significant portion of the consideration that you are conveying or have conveyed to Prudential in consideration of the grant of the Restricted Units evidenced by this Agreement. Accordingly, you agree that, in the event that you fail to execute and submit or you revoke a Release described in Section 6 of this Agreement, or you breach any of the restrictive covenants set forth in Subsections 7(a) and 7(b) of this Agreement, all grants of Restricted Units shall be cancelled immediately as of the date of such failure, as determined in the sole discretion of the Committee or its delegate. You also agree that if you breach any of the restrictive covenants set forth in Subsections 7(a) and 7(b) of this Agreement, in addition to such equitable relief as may be available to Prudential as outlined below, you shall disgorge to Prudential all shares of Common Stock (rounded to the nearest whole share) received under this grant, or cash equal to the value of the Restricted Units granted (using the current Fair Market Value of the Common Stock when it was paid or payable under the Restricted Unit). You shall disgorge such shares of Common Stock or make such payment within five (5) business days of the date Prudential notifies you that a breach of the provisions of this Section 7 has occurred. If payment is not made within such period, any subsequent payment shall be made with interest at a rate equal to the prime rate as reported in The Wall Street Journal (Eastern Edition) on the date on which notice of your breach is sent to you by Prudential, plus two (2) percent. Interest payments shall be made in the form of cash only. You also acknowledge that, in the event you breach any part of this Section 7, the damages to Prudential would be irreparable. Therefore, in addition to monetary damages and/or reasonable attorney’s fees, Prudential shall have the right to seek injunctive and/or other equitable relief in any court of competent jurisdiction to enforce this covenant. Further, you consent to the issuance of a temporary restraining order to maintain the status quo pending the outcome of any proceeding.

8.	Compliance with Laws and Regulations

This award of Restricted Units and the obligation of Prudential to deliver shares of Common Stock hereunder shall be subject in all respects to (a) all applicable federal, state, local and foreign laws, rules and regulations, and (b) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Committee shall, in its sole discretion, determine to be necessary or applicable. Moreover, shares of Common Stock shall not be delivered hereunder if such delivery would be contrary to applicable law or the rules of any stock exchange.

9.	Investment Representation

If at the time of any delivery of shares of Common Stock hereunder, the Common Stock is not registered under the Securities Act of 1933, as amended (the “Securities Act”), or there is no current prospectus in effect under the Securities Act with respect to the Common Stock, you shall, if requested by the Committee, execute, prior to the delivery of any shares of Common Stock to you by Prudential, an agreement (in such form as the Committee may specify) in which you represent and warrant that you are acquiring the shares acquired under this Agreement for your own account, for investment only and not with a view to the resale or distribution thereof, and represent and agree that any subsequent offer for sale or distribution of any kind of such shares shall be made only pursuant to either (a) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the shares being offered or sold, or (b) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption you shall, prior to any offer for sale of such shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Committee, from counsel for or approved by the Committee, as to the applicability of such exemption thereto.

10.	Agreement to Retain Shares

You agree to retain ownership of 50% of the net shares (after payment of applicable fees and taxes) of Common Stock acquired upon vesting of your Restricted Units. You also agree to hold all Common Stock retained pursuant to the preceding sentence until the later of (i) one year following the date of acquisition of such Common Stock, or (ii) the date that you have satisfied the Share Ownership Guidelines set forth in a letter from Arthur Ryan dated April 4, 2002 (the “Guidelines”). Once you have satisfied the holding period set forth in the preceding sentence, you may dispose of any Common Stock held in excess of the Guidelines, subject only to the Personal Securities Trading Policy, including the “Reporting Responsibilities and Procedures for Section 16 Officers and Directors and Control Persons of Prudential.” This agreement to retain Common Stock is applicable to this grant and for as long as you are an insider for purposes of Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended.

11.	Other Terms

This award of Restricted Units does not entitle you to any benefit other than the benefits granted under the Plan. Any benefits granted under the Plan are not deemed compensation under any Prudential pension plan, welfare plan or any compensation plan or program and shall not be considered as part of such compensation for purposes of calculating pension, bonuses, service awards, or in the event of severance, redundancy or resignation.

You understand and accept that the benefits granted under the Plan are entirely at the sole discretion of Prudential, and that Prudential may modify, amend suspend or terminate this Agreement, the Plan or any and all of the policies, programs and plans described in this Agreement in whole or in part, at any time, without notice to you or your consent. Further, this grant of Restricted Units does not give you the right to be granted any further Restricted Units or other forms of compensation or benefits at any time in the future.

Notwithstanding any provision of the Plan or this Agreement to the contrary, no acceleration of the time or schedule of any delivery of shares or other payment related to this award of Restricted Units shall be permitted to the extent necessary to comply with Code Section 409A. The Committee may amend, modify, adjust or supplement any provision of this Agreement without your consent if the Committee, in its sole discretion, determines that such amendment, modification, adjustment or supplementation is required or advisable for this award of Restricted Units or Prudential to comply with, or not violate, any applicable law, regulation or rule, including, without limitation, Code Section 409A.

You understand and accept that if you gain access to unrestricted Common Stock related to the Restricted Units, or you transfer Restricted Units or Common Stock at a time or in a manner not specifically authorized by the Plan, this Agreement, or Plan administrative rules (i.e., in “Error”), Prudential will be entitled to correct the Error, including reversing the transaction and recouping any Common Stock or gain that you might receive as a result of the Error.

Nothing contained in this Agreement is intended to constitute or create a contract of employment nor shall it constitute or create the right to remain associated with or in the employ of any member of the Company Group for any particular period of time. Employment with any member of the Company Group is employment at will, which means that either you or any member of the Company Group may terminate the employment relationship at any time, with or without cause or notice.

I accept the terms of this Agreement, and acknowledge that I understand this Agreement and the terms of the Plan.